EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE: February 4, 2004

MESA LABS REPORTS THIRD QUARTER EARNINGS

LAKEWOOD, CO - Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported its sales and earnings for its fiscal third quarter ended December 31, 2003.

For the third quarter of fiscal 2004, net sales increased to $2,200,000 from $2,197,000 in the same quarter last year.  Net income for the quarter decreased seven percent to $500,000 or $.16 per diluted share compared to $539,000 or $.17 per diluted share one year ago.

For the first nine months of fiscal 2004, net sales increased one percent to $6,729,000 from $6,681,000 in the same period last year.  Net income for the first nine months decreased four percent to $1,552,000 from $1,619,000, but earnings per share increased two percent to $.50 per diluted share compared to $.49 per diluted share one year ago.

Sales for the quarter were up from the prior year period by $3,000 or less than one percent.  On a year-to-date basis, revenues increased $48,000 or one percent.  When analyzed by product for the quarter, sales of Datatrace logging products decreased by seven percent but were off-set by an increase in Medical products of eight percent.  For the year-to-date, Datatrace logging products increased one percent and Medical products decreased by two percent.

Net income for the current quarter and year-to-date declined due to flat sales performance, a shift in mix from Datatrace to Medical products and an increase in the income tax rate compared to the prior year.

On November 12, 2003 the company’s Board of Directors declared for the first time a regular quarterly dividend of $.05 per share of common stock.  In addition the Board of Directors declared a special one time dividend of $.15 per share of common stock.  Both dividends were paid on December 15, 2003, to shareholders of record on December 1, 2003.

During the first nine months of the fiscal year, the Company repurchased 87,000 shares of our common stock under a previously announced buyback plan, and the Company’s cash position increased by $1,528,000 to $6,289,000.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2003 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended December 31

			Nine Months Ended December 31
	2003	2002	2003	2002
Net Sales	$2,200,000	$2,197,000	$6,729,000	$6,681,000
Cost of Goods	838,000	793,000	2,546,000	2,483,000
Gross Profit	1,362,000	1,404,000	4,183,000	4,198,000
Operating Expense	610,000	633,000	1,824,000	1,837,000
Operating Income	752,000	771,000	2,359,000	2,361,000
Other (Income) & Expense	(14,000)	(13,000)	(37,000)	(44,000)
Earnings Before Taxes	766,000	784,000	2,396,000	2,405,000
Income Taxes	266,000	245,000	844,000	786,000

Net Income	$500,000	$539,000	$1,552,000	$1,619,000

Earnings Per Share (Basic)	$.16	$.17	$.51	$.50
Earnings Per Share (Diluted)	$.16	$.17	$.50	$.49

Average Shares (Basic)	3,049,000	3,157,000	3,046,000	3,264,000
Average Shares (Diluted)	3,148,000	3,238,000	3,125,000	3,338,000

BALANCE SHEETS (Unaudited)

	Dec 31 2003	March 31 2003
Cash and Short-term Investments	$6,289,000	$4,761,000
Other Current Assets	3,951,000	4,843,000
Total Current Assets	10,240,000	9,604,000
Property and Equipment	1,302,000	1,348,000
Other Assets	4,208,000	4,208,000

Total Assets	$15,750,000	$15,160,000

Liabilities	$672,000	$673,000
Stockholders’ Equity	15,078,000	14,487,000

Total Liabilities and Equity	$15,750,000	$15,160,000

CONTACTS:

Luke R. Schmieder; President-CEO

Steven W. Peterson; VP Finance-CFO

Mesa Laboratories, Inc.

303.987.8000